Exhibit 99.1

AmSouth Enters Into Agreement to Sell Credit Card Portfolio

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nov. 1, 2004--AmSouth Bancorporation (NYSE:ASO) today announced that it has entered into a definitive agreement to sell its credit card portfolio, comprising approximately 390,000 accounts and total receivables of approximately $550 million, to MBNA Corporation. As part of the agreement, AmSouth has also entered into an agent bank agreement, which will enable AmSouth customers to continue to receive credit card products, while also providing MBNA the exclusive credit-card related marketing rights to AmSouth's current and prospective customers. The transaction is expected to close by year-end, subject to customary approvals and closing conditions.
    C. Dowd Ritter, AmSouth's Chairman, President and Chief Executive Officer said, "We're pleased to have reached an agreement with MBNA, which clearly recognizes the value of AmSouth's portfolio and retail franchise. While AmSouth's credit card business is strong, it is non-core and lacks meaningful scale. Given the increasingly competitive credit card environment, substantial additional resources would be required to continue to effectively participate in this market. We believe we can better deploy our capital, while at the same time continuing to benefit from an additional revenue stream as a result of the agent-bank agreement. Moreover, customers will continue to carry AmSouth branded cards and will also have access to enhanced features and products from MBNA, the world's largest independent credit card lender."
    AmSouth expects a pre-tax net gain of approximately $170 million from the credit card sale. In addition, AmSouth plans to replace approximately $1.4 billion of Federal Home Loan Bank (FHLB) borrowings with a variety of lower cost funding instruments, saving between 240 and 250 basis points in average cost of funds based on current market rates while not changing the bank's interest rate sensitivity. AmSouth will incur expenses related to the prepayment of these borrowings.
AmSouth expects the transactions to be accretive to 2005 earnings.
    Ritter added, "As part of the balance sheet analysis that we began earlier this year to identify any inefficient or underperforming assets and liabilities, we determined that it would be extremely beneficial to restructure our higher cost liabilities - which are long in duration and above market rates - in a manner that is more cost advantageous to the bank."
    Goldman, Sachs & Co. served as AmSouth Bancorporation's adviser on the credit card portfolio transaction.

    About AmSouth

    AmSouth is a regional bank holding company with $50 billion in assets, more than 670 branch banking offices and over 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, annuity and mutual fund sales, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.

    Forward Looking Statements

    Statements made in this document that are not purely historical are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), including any statements regarding descriptions of management's plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond AmSouth's control - could cause actual conditions, events or results to differ materially from those described in the forward-looking statements. Factors which could cause results to differ materially from current management expectations include, but are not limited to: customers' and other third parties' reactions to the recently announced settlements with the United States and AmSouth's regulators; the execution of AmSouth's strategic initiatives; legislation and regulation; general economic conditions, especially in the Southeast; the performance of the stock and bond markets; changes in interest rates, yield curves and interest rate spread relationships; prepayment speeds within the loan and investment security portfolios; deposit flows; the cost of funds; cost of federal deposit insurance premiums; demand for loan products; demand for financial services; competition, including a continued consolidation in the financial services industry; changes in the quality or composition of AmSouth's loan and investment portfolios including capital market inefficiencies that may affect the marketability and valuation of available-for-sale securities; changes in consumer spending and saving habits; technological changes; the growth and profitability of AmSouth's mortgage banking business, including mortgage-related income and fees, being less than expected; adverse changes in the financial performance and/or condition of AmSouth's borrowers which could impact the repayment of such borrowers' loans; changes in accounting and tax principles, policies or guidelines and in tax laws; other economic, competitive, governmental and regulatory factors affecting AmSouth's operations, products, services and prices; the effects of weather and natural disasters, such as hurricanes; unexpected judicial actions and developments; results of investigations, examinations, and reviews of regulatory and law enforcement authorities; the outcome of litigation, which is inherently uncertain and depends on the findings of judges and juries; the impact on AmSouth's businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and AmSouth's success at managing the risks involved in the foregoing. Forward-looking statements speak only as of the date they are made. AmSouth does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: AmSouth Bancorporation
             List Underwood, 205-801-0265 (Investment Community) or
             Rick Swagler, 205-801-0105 (News media)
             www.amsouth.com